EXHIBIT 99.1

Civeo Reports First Quarter 2016 Results

HOUSTON, April 27, 2016 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2016 as well as subsequent operational and financial updates.

Highlights include:

  Delivered revenues of $95 million -- at the high end of management’s guidance
  Generated $8.1 million in free cash flow through ongoing cost containment and made $11 million of net debt repayments
  As previously announced, amended revolving bank credit facility to increase leverage ratios

“Energy markets have continued to soften in 2016, and our first quarter results reflect lower activity levels in both Canada and the U.S. and continued weakness in the Australian mining sector.  Despite the challenging conditions, we continued to manage costs aggressively, generate positive free cash flow and tightly managed our liquidity,” said Bradley J. Dodson, President and Chief Executive Officer.  “As a result, during the first quarter of 2016, we delivered revenues in the upper end of our guidance and Adjusted EBITDA in line with our expectations.  We also generated more than $8 million of free cash flow.

“We are actively pursuing new business opportunities in Western Canada, both in the oil sands region of Alberta and longer-term LNG-related opportunities in British Columbia. We are also continuing to drive additional operating efficiencies and properly align the size of our business with market demand.  In the U.S. Bakken Shale region, we further reduced capacity and operating expenses to reduce costs later this year.

“As we look across our global portfolio, our operational performance and outlook for the balance of 2016 is largely consistent with our prior guidance. The one exception is our U.S. segment, where market conditions continue to deteriorate with U.S. drilling activity. We believe that we are well-positioned to manage through a prolonged cyclical downturn, with a strong competitive position and an improving financial foundation.  We will continue to pursue our current three-pronged strategy to drive free cash flow, reduce leverage and capture organic growth opportunities,” Mr. Dodson said.

FIRST QUARTER 2016 RESULTS

In the first quarter of 2016, the Company generated revenues of $95.0 million and Adjusted EBITDA of $16.8 million.  Reported net loss was $26.8 million, or a loss of $0.25 per share, which included the impact of $8.4 million of pre-tax charges, or $0.05 per share after-tax, related to the impairment of our assets in the U.S. Bakken Shale region, and a $1.0 million pre-tax expense, or $0.01 per share, related to our redomiciliation to Canada in 2015. Excluding these charges, adjusted net loss was $20.7 million, or a loss of $0.19 per share.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.  Please see a reconciliation to GAAP measures at the end of this news release.)

By comparison, in the first quarter of 2015, the Company generated revenues of $171.0 million and Adjusted EBITDA of $53.0 million. Net loss for the prior-year quarter included a $3.8 million pre-tax charge, or $0.02 per share, related to impairment of certain fixed assets and a $1.2 million pre-tax expense, or $0.01 per share, in connection with the Company’s migration to Canada.

The year-over-year decline in revenues and Adjusted EBITDA was primarily due to lower occupancy levels caused by decreased customer activity in both the Canadian oil sands and Australian mining industries.  Lower revenue was also compounded by the impact of a strengthening U.S. dollar during the first quarter, which appreciated 10% against the Canadian dollar and 8% against the Australian dollar.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2016 to the first quarter of 2015.  The results discussed below exclude the fixed asset impairment expense and migration charges noted above.)

Canada

The Canadian segment generated revenues of $65.5 million and Adjusted EBITDA of $14.2 million in the first quarter of 2016 compared to revenues of $116.9 million and Adjusted EBITDA of $37.5 million in the first quarter of 2015. Results included the impact of a weaker Canadian dollar relative to the U.S. dollar when compared to the first quarter of 2015, which reduced revenues by $7.0 million and Adjusted EBITDA by $1.5 million. Excluding the year-over-year impact of exchange rate changes, revenues would have decreased $44.4 million and Adjusted EBITDA would have decreased $21.8 million.

On a constant currency basis, lodge revenues declined 31% due to reduced occupancy and lower room rates.  These items were partially offset by incremental contributions from the ramping up of the Company’s Mariana Lake Lodge in the third quarter and the Sitka Lodge in fourth quarter of 2015.

Australia

The Australian segment generated revenues of $25.5 million and Adjusted EBITDA of $10.8 million in the first quarter of 2016, compared to revenues of $41.9 million and Adjusted EBITDA of $20.7 million in the first quarter of 2015. Results were impacted by a weaker Australian dollar relative to the U.S. dollar when compared to the first quarter of 2015, which decreased revenues by $2.3 million and Adjusted EBITDA by $0.9 million. Excluding the year-over-year impact of exchange rate changes, revenues would have decreased $14.1 million and Adjusted EBITDA would have decreased $9.0 million.  On a constant currency basis, segment revenues declined 34% due to lower occupancy related to the continuing customer activity slowdown in the Australian mining industry, primarily in the Bowen Basin.

U.S.

The U.S. segment generated revenues of $4.0 million and negative Adjusted EBITDA of $3.1 million in the first quarter of 2016, compared to revenues of $12.2 million and Adjusted EBITDA of $0.1 million in the first quarter of 2015.  Results reflected lower U.S. drilling activity in the Bakken, Rockies and Texas markets along with decreased sales from Civeo’s offshore business.

INCOME TAXES

The Company recognized an income tax benefit of $4.6 million, which reflected an effective tax rate of 14.6% in the first quarter of 2016. By comparison, during the first quarter 2015, the Company recognized income tax expense of $1.2 million, which resulted in an effective tax rate of 83.4%.

FINANCIAL CONDITION

As of March 31, 2016, the Company had total available liquidity of approximately $69 million, comprising $66 million available under its amended credit facility and $3.0 million of cash on hand.  While the Company made net repayments of debt totaling $11.0 million, total debt, exclusive of debt issuance costs, increased to $415.3 million at March 31, 2016 from $401.6 million at the end of 2015 due to the impact of the strengthening Canadian dollar at the end of the quarter.

As previously reported in the 2015 fourth quarter earnings release, Civeo completed an amendment to its revolving bank credit facility in February 2016 that provided additional flexibility to manage through the current cyclical downturn in oil and mining activity.  Under the amended credit facility, Civeo’s leverage ratio (Adjusted EBITDA/debt) may reach a maximum of 5.5x in the third and fourth quarters of 2016 before decreasing by 25 basis points every six months thereafter to 4.75x by the first quarter of 2018.  In conjunction with this amendment, Civeo repaid $25 million of its U.S. Term Loan and reduced its Canadian revolver commitments by $25 million, thereby reducing total borrowing capacity going forward to $700 million from $750 million.

Capital expenditures totaled $4.8 million in the first quarter compared to $10.7 million spent in the same period last year.

SECOND QUARTER AND FULL YEAR 2016 GUIDANCE

For the second quarter of 2016, the Company expects revenues of $97 million to $101 million and Adjusted EBITDA of $17 million to $20 million. For the full year of 2016, the Company continues to expect revenues of $385 million to $415 million and EBITDA of $72 million to $82 million.

CONFERENCE CALL

Civeo will host a conference call to discuss its first quarter 2016 financial results tomorrow at 11:00 a.m. Eastern time.  This call will be webcast and can be accessed at Civeo’s website at www.civeo.com. Participants may also join the conference call by dialing (877) 407-0672 in the United States or (412) 902-0003 internationally and asking for the Civeo call. A replay will be available after the call by dialing (877) 660-6853 in the United States or (201) 612-7415 internationally and entering the passcode 13635241#.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Company’s migration to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, and other factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission.  Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Financial Schedules Follow

CIVEO CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Revenues	$95,036	$170,987

Costs and expenses:
Cost of sales and services	65,943	102,911
Selling, general and administrative expenses	13,117	16,686
Depreciation and amortization expense	33,555	42,446
Impairment expense	8,400	2,738
Other operating expense	218	1,330
	121,233	166,111
Operating income (loss)	(26,197)	4,876

Interest expense to third-parties, net of capitalized interest	(4,944)	(5,609)
Loss on extinguishment of debt	(302)	-
Interest income	86	1,122
Other income	112	998
Income (loss) before income taxes	(31,245)	1,387
Income tax benefit (provision)	4,571	(1,157)
Net income (loss)	(26,674)	230
Less: Net income attributable to noncontrolling interest	148	246
Net income (loss) attributable to Civeo Corporation	$(26,822)	$(16)

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$(0.25)	$-
Diluted	$(0.25)	$-

Weighted average number of common shares outstanding:
Basic	106,814	106,460
Diluted	106,814	106,460

UNAUDITED CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	MARCH 31, 2016	DECEMBER 31, 2015
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$2,968	$7,837
Accounts receivable, net	63,315	61,467
Inventories	5,163	5,631
Prepaid expenses and other current assets	20,679	15,024
Total current assets	92,125	89,959

Property, plant and equipment, net	946,056	931,914
Other intangible assets, net	35,219	35,309
Other noncurrent assets	9,879	9,347
Total assets	$1,083,279	$1,066,529

Current liabilities:
Accounts payable	$28,476	$24,609
Accrued liabilities	12,568	14,834
Income taxes	1,102	1,104
Current portion of long-term debt	15,964	17,461
Deferred revenue	7,124	7,747
Other current liabilities	671	493
Total current liabilities	65,905	66,248

Long-term debt to third-parties	393,998	379,416
Deferred income taxes	23,031	25,391
Other noncurrent liabilities	32,787	31,704
Total liabilities	515,721	502,759

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,307,045	1,305,930
Accumulated deficit	(403,198)	(376,376)
Treasury stock	(52)	-
Accumulated other comprehensive loss	(336,953)	(366,309)
Total Civeo Corporation shareholders' equity	566,842	563,245
Noncontrolling interest	716	525
Total shareholders' equity	567,558	563,770
Total liabilities and shareholders' equity	$1,083,279	$1,066,529

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Cash flows from operating activities:
Net income (loss)	$(26,674)	$230
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,555	42,446
Impairment charges	8,400	3,753
Loss on extinguishment of debt	302	-
Deferred income tax benefit	(7,592)	(801)
Non-cash compensation charge	1,115	1,223
Gains on disposals of assets	(39)	(341)
Provision for loss on receivables	(135)	730
Other, net	1,082	845
Changes in operating assets and liabilities:
Accounts receivable	4,353	19,835
Inventories	792	1,256
Accounts payable and accrued liabilities	(302)	(10,680)
Taxes payable	(2,395)	(6,483)
Other current assets and liabilities, net	(1,184)	(3,111)
Net cash flows provided by operating activities	11,278	48,902

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(4,761)	(10,702)
Proceeds from disposition of property, plant and equipment	1,599	1,127
Other, net	(302)	-
Net cash flows used in investing activities	(3,464)	(9,575)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	500
Term loan repayments	(29,055)	-
Revolver borrowings (repayments), net	18,085	-
Debt issuance costs	(2,035)	-
Net cash flows provided by (used in) financing activities	(13,005)	500

Effect of exchange rate changes on cash	322	(23,344)
Net change in cash and cash equivalents	(4,869)	16,483

Cash and cash equivalents, beginning of period	7,837	263,314

Cash and cash equivalents, end of period	$2,968	$279,797

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2016	2015
Revenues
Canada	$65,522	$116,900
Australia	25,510	41,859
United States	4,004	12,228
Total revenues	$95,036	$170,987

EBITDA (1)
Canada	$14,048	$37,512
Australia	10,743	20,723
United States	(11,470)	(3,616)
Corporate and eliminations	(5,999)	(6,545)
Total EBITDA	$7,322	$48,074

Adjusted EBITDA (1)
Canada	$14,171	$37,512
Australia	10,763	20,723
United States	(3,070)	137
Corporate and eliminations	(5,107)	(5,385)
Total adjusted EBITDA	$16,757	$52,987

Operating income (loss)
Canada	$(9,699)	$12,120
Australia	(1,622)	6,727
United States	(13,599)	(6,894)
Corporate and eliminations	(1,277)	(7,077)
Total operating income (loss)	$(26,197)	$4,876

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

EBITDA (1)	$7,322	$48,074
Adjusted EBITDA (1)	$16,757	$52,987
Free Cash Flow (2)	$8,116	$39,327

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Company's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Net loss	$(26,822)	$(16)
Income tax provision	(4,571)	1,157
Depreciation and amortization	33,555	42,446
Interest income	(86)	(1,122)
Loss on extinguishment of debt	302	-
Interest expense	4,944	5,609
EBITDA	$7,322	$48,074
Adjustments to EBITDA
Migration costs (a)	1,035	1,160
Loss on assets held for sale (b)	-	3,753
Impairment expense (c)	8,400	-
Adjusted EBITDA	$16,757	$52,987

(a) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $1.0 million in 2016 costs ($0.7 million after-tax, or $0.01 per diluted share, respectively) and $1.2 million in 2015 costs ($0.8 million after-tax, or $0.01 per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(b) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

(c) Relates to the first quarter 2016 impairment of assets in the United States. We recorded a pre-tax loss of $8.4 million ($5.5 million after-tax, or $0.05 per diluted share), which is included in Impairment expense on the statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. The Company uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate its business. It is also used as a benchmark for the award of incentive compensation under its free cash flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Net cash flows provided by operating activities	$11,278	$48,902
Capital expenditures, including capitalized interest	(4,761)	(10,702)
Proceeds from disposition of property, plant and equipment	1,599	1,127
Free Cash Flow	$8,116	$39,327

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$54,886	$87,837
Mobile, open camp and product revenues	10,636	29,063
Total Canadian revenues	$65,522	$116,900

Average available lodge rooms (2)	14,602	13,221

Rentable rooms (3)	9,103	10,546

Average daily rates (4)	$111	$135

Occupancy in lodges (5)	60%	68%

Canadian dollar to U.S. dollar	$0.728	$0.806

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$25,510	$41,859

Average available village rooms (2)	9,296	9,296

Rentable rooms (3)	8,696	9,124

Average daily rates (4)	$68	$80

Occupancy in villages (5)	47%	63%

Australian dollar to U.S. dollar	$0.721	$0.786

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Anne Pearson / Lisa Elliott
Dennard ▪ Lascar Associates
713-529-6600